Exhibit 99.1

Sono-Tek Announces First Quarter Results and Second Quarter 2017 Guidance

(July 14, 2016 - Milton, NY) Sono-Tek Corporation (OTC QX: SOTK) today announced sales of $2,240,000 for the three months ended May 31, 2016, compared to sales of $2,883,000 for the prior year period, a decrease of $643,000 or 22%. When compared to the prior year, the decrease in sales occurred primarily in the Company’s Asian and Latin American markets, and in its float glass, stent coating and fluxer product lines. The decrease in sales volume is consistent with the Company’s guidance noted in its May 24, 2016 press release, and is similar to what many other companies have experienced in their most recent quarters.

The Company reported an operating loss of ($140,000) for the three months ended May 31, 2016 compared to operating income of $223,000 for the prior year period, a decrease of $363,000. The decrease in operating income is primarily due to the decrease in sales. The Company’s operating loss of ($140,000) was offset by $201,000, reported as Other Income, in the current period.

The Company reported Net Income of $56,000 for the three months ended May 31, 2016, compared to $154,000 for the prior year period.

Based on current backlog, shipments and proposals, the Company is anticipating that sales for the quarter ended August 31, 2016, will be comparable to sales for the quarter ended May 31, 2016. The decrease in sales volume for the three months ended August 31, 2016 is expected to result in a similar operating loss as the Company incurred in the first quarter.

Sono-Tek believes that its long-term growth and stability are linked to the development and release of products that provide solutions to customer needs across a wide spectrum of industries. The Company has the financial resources in place to design new products for additional markets, even as the global economy is in a state of flux. The Company intends, as long as it is fiscally prudent to do so, to pursue a strategy of employing its engineering and marketing resources, to develop these new market applications. The Company believes, that through its continued Research and Development efforts, it will be positioned to reap the benefits when the global economic situation improves.

R. Stephen Harshbarger, Sono-Tek’s President, stated that, “Global economic factors in combination with the strong US dollar have negatively impacted our established product lines. The decelerating Chinese economy, in combination with several key foreign markets that are in governmental and economic transition, have resulted in several orders being put on hold. We do not expect that these global economic conditions will significantly change in Fiscal Year 2017, however, we are starting to see positive sales impact from new products developed over the past year. In the first quarter of FY2017, Sono-Tek sold its first, newly introduced, SonoBraze product to Hanon Halla Visteon Climate Controls, and they provided a strong customer testimonial endorsement. This month, at the Semicon West trade show, we are introducing a new product to the Semiconductor industry called SPT200 which is designed for spraying photoresist onto semiconductor wafers. Initial customer feedback on the SPT200 has been positive.

We expect sales to increase in the second half of FY2017 from newly introduced products which will help to offset the sales decline from our more established product lines and we hope to remain profitable for the entire FY2017.”

For further information, contact R. Stephen Harshbarger, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings and guidance release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions, including China’s economy and the continued strength of the U.S. Dollar; political, regulatory, competitive and technological developments affecting our operations and the demand for our products; deployment of resources for the timely development of new products and the market acceptance of these products; adequacy of financing; capacity additions, the ability to enforce patents and create new applications; the Company’s ability to maintain and build backlog, achieve increased sales volume at projected levels and to maintain annual profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corporation

Selected Financial Data

	Quarter Ended
	May 31, 2016	May 31, 2015

Net Sales	$2,240,211	$2,882,897

Gross Profit	$1,023,402	$1,373,131

Operating (Loss) Income	($139,681)	$223,044

Net Income	$55,791	$154,022

Basic Earnings Per Share	$0.00	$0.01

Diluted Earnings Per Share	$0.00	$0.01

Weighted Average Shares - Basic	14,961,076	14,833,107

Weighted Average Shares - Diluted	15,005,107	14,926,642